UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 23, 2007
Date of Report (Date of earliest event reported)
HLTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Address of principal executive offices, including zip code)
(201) 703-3400
(Registrant’s telephone number, including area code)
(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     To the extent required by Item 2.02 of Form 8-K, the information contained or incorporated by reference in Item 7.01 of this Current Report is incorporated by reference in this Item 2.02.
Item 7.01. Regulation FD Disclosure.
     The Registrant has certain obligations to advance amounts for reasonable defense costs for initially 10 and now nine former officers and directors of the Registrant’s former subsidiary Emdeon Practice Services, Inc. (“EPS”) who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (the “Investigation”). The Investigation is described under “Legal Proceedings — Investigations by United States Attorney for the District of South Carolina and the SEC” in Note 14 to the Consolidated Financial Statements of the Registrant included in its Annual Report on Form 10-K for the year ended December 31, 2006 and, pursuant to General Instruction B.3 of Form 8-K, the description under that caption is incorporated by reference in this Item 7.01. As previously disclosed, the Registrant believes that the Investigation primarily relates to the business of EPS, its former subsidiary. EPS was sold in September 2006 to Sage Software, Inc. and has changed its name to Sage Software Healthcare, Inc. (“SSHI”). In connection with the Registrant’s sale of EPS to Sage Software Inc., the Registrant retained certain obligations relating to the Investigation and agreed to indemnify Sage Software, Inc. and SSHI with respect to certain expenses in connection with the Investigation.
     Based on information the Registrant has recently received related to the Investigation, including estimates of expected defense costs provided by counsel for certain of the indicted individuals, the Registrant is now able to calculate an estimate of its obligations to advance amounts for the reasonable defense costs for the nine indicted individuals. The Registrant expects to take a charge for this obligation in its financial statements for the quarter ended June 30, 2007, which will be included within the Discontinued Operations section of its Statement of Operations. While the Registrant is still in the process of finalizing this estimate, it expects that the total amount of the charge will be approximately $58 million, on a pre-tax basis.
Item 8.01. Other Events.
     On July 23, 2007, the Registrant commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County against nine insurance companies in which the Registrant is seeking to compel the defendant companies (collectively, the “Defendants”) to honor their obligations under certain directors and officers liability insurance policies (the “Policies”). We refer to this litigation below as the “Coverage Litigation.” The Policies were issued to the Registrant and to Emdeon Practice Services, Inc. (“EPS”), a former subsidiary of the Registrant, which is a co-plaintiff with the Registrant in the Coverage Litigation (collectively, the “Plaintiffs”). EPS was sold in September 2006 to Sage Software, Inc. and has changed its name to Sage Software Healthcare, Inc. (“SSHI”).
     The Plaintiffs in the Coverage Litigation are seeking an order requiring the Defendants to advance and/or reimburse expenses that the Registrant has incurred and expects to continue to incur for the advancement of the reasonable defense costs of initially 10 and now nine former officers and directors of the Registrant’s former EPS subsidiary who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (the “Investigation”). The Investigation is described under “Legal Proceedings — Investigations by United States Attorney for the District of South Carolina and the SEC” in Note 14 to the Consolidated Financial Statements of the Registrant included in its Annual Report on Form 10-K for the year ended December 31, 2006 and, pursuant to General Instruction B.3 of Form 8-K, the description under that caption is incorporated by reference in this Section 8.01. As previously disclosed, the Registrant believes that the Investigation primarily relates to the business of EPS, its former subsidiary. In connection with the Registrant’s sale of EPS to Sage Software Inc., the Registrant retained certain obligations relating to the Investigations and agreed to indemnify Sage Software, Inc. and SSHI with respect to certain expenses in connection with the Investigations. The Registrant retained the right to assert claims and recover proceeds under the Policies on behalf of SSHI.
     The Policies at issue in the Coverage Litigation consist of two separate groups of insurance policies. Each group of policies consists of several layers of coverage, with certain insurers having agreed to provide specified amounts of coverage before the coverage provided by other insurers at higher layers is available. The first group of policies was issued to EPS in the amount of $20 million (the “EPS Policies”) and the second group of policies was issued to Synetic, Inc. (the former parent of EPS, which merged into the Registrant) in the amount of $100 million (the “Synetic Policies”). To date, $9.5 million has been paid by insurance companies representing the first two of the four total layers of insurance coverage under the EPS Policies, and $6.4 million has been paid by the insurance company representing the primary layer of insurance coverage under the Synetic Policies, in each case subject to reservations of rights.
     The Registrant believes that the Defendants are required to advance and/or reimburse amounts that the Registrant has incurred and expects to continue to incur for the advancement of the reasonable defense costs of the indicted individuals (and the Registrant has in fact been reimbursed, subject to reservations of rights, by other insurance companies who have issued Policies in the same groups of Policies as the Defendants). However, there can be no assurance that the Registrant will prevail in the Coverage Litigation or that the Defendants will be required to provide funding on an interim basis pending the resolution of the Coverage Litigation. The Registrant intends to continue to satisfy its legal obligations to the indicted individuals with respect to advancement of amounts for their defense costs.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HLTH CORPORATION
Dated: July 23, 2007	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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